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                                                                    EXHIIT 10.25

[LOGO OF U S AIRWAYS]

                                  July 17, 2002

Mr. Alan W. Crellin
21926 Castlehill Court
Ashburn, VA 20147

Dear Al:

     This letter, when countersigned by you, will constitute an agreement between you and US Airways, Inc. ("US Airways") concerning supplemental retirement benefits to be paid to you upon your retirement from US Airways. In consideration for your future services, US Airways hereby agrees to pay you a supplemental pension benefit in accordance with the following terms:

     1. A pension benefit equal to the difference of subparagraph (a) minus subparagraph (b), where (a) and (b) are:

          (a) the pension benefit calculated under the benefit formula set forth in the Retirement Plan for Certain Employees of US Airways, Inc. (the "Retirement Plan") assuming (i) that the Retirement Plan had not been frozen in 1991, (ii) thirty years of "deemed" credited service under the Retirement Plan; (iii) final average earnings under the Retirement Plan using your base salary as of July 17, 2002 and assuming payment of a bonus under the US Airways Group, Inc. Incentive Compensation Plan at the "target" level, and (iv) no amendments to the Retirement Plan after the date hereof.

          (b) all pension benefits payable to you in the aggregate under any defined benefit or defined contribution pension plan maintained by US Airways for the purpose of providing retirement income (including the Retirement Plan), whether tax-qualified or non-tax-qualified (the "Pension Plans").

     2. For purposes of calculating the supplemental benefits under paragraph 1 above, the following rules will be applied:

          (a) In determining the amount of the pension benefit calculated under the benefit formula set forth in the Retirement Plan it shall be assumed that the limitations imposed by Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended, are not applicable.

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Mr. Alan W. Crellin
July 17, 2002
Page 2

          (b) In determining the amount of the pension benefit payable in the aggregate under those Pension Plans that are tax qualified and non-tax qualified defined contribution plans (the "Defined Contribution Pension Plans"), the benefit shall only be included to the extent that it is attributable to contributions made by US Airways (including earnings on such contributions) and any portion of the benefit payable under such Defined Contribution Pension Plans attributable to your own contributions (including earnings/losses on such contributions) shall be excluded.

          (c) In determining the amount of the pension benefit payable under the Defined Contribution Pension Plans, any benefit payable in the form of a lump sum, shall be converted to an annuity for purposes of calculating the benefit to be offset by subparagraph 1(b).

          (d) In determining the amount of your supplemental benefit hereunder, the reduction factors, actuarial assumptions, definitions, administrative provisions and other applicable provisions of the Retirement Plan will control.

     3. The amount of the supplemental pension benefit calculated pursuant to paragraph 1 will be payable in an unreduced amount in the event of your normal retirement from US Airways at age 65, or you may elect to receive early retirement benefits under this agreement at any time after termination of your employment with US Airways and upon your attainment of age 55. In the event of your early retirement from US Airways, the supplemental pension benefit calculated pursuant to paragraph 1 will be reduced for early commencement in accordance with the early retirement reduction factors set forth in the Retirement Plan.

     4. You may elect to receive your supplemental pension benefits (determined in accordance with paragraphs 1 and 6) in any one of the following payment forms:

          (a) an annuity (either single life or joint and survivor) payable from the general assets of US Airways; or

          (b)  a single lump sum payment.

In the event that you select the lump sum option, the cost of providing such optional payment form must be cost-neutral to US Airways to providing a single life annuity option and actuarial equivalencies will be determined in accordance with the terms of the Retirement Plan, or if no such provision is included in the Retirement Plan, determined in US Airways' sole discretion.

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Mr. Alan W. Crellin
July 17, 2002
Page 3

     5. In the event of your death prior to the payment of your supplemental pension benefit, your surviving spouse will be entitled to a benefit hereunder equal to 50 percent of the benefit which would have been payable had you retired and commenced benefits on the day before your death. In the event of your death prior to the payment of your supplemental pension benefit and you have no surviving spouse, US Airways will have no payment obligation under this agreement. In the event of your death after the commencement of benefits hereunder, a death benefit will be payable only if applicable pursuant to the payment form elected under paragraph 4.

     6. Notwithstanding anything in this agreement to the contrary, your supplemental pension benefit will vest 10% on July 17, 2003 and an additional 10% on each of the nine succeeding anniversaries provided that you are actively employed on the anniversary date, for an aggregate of 100% if you remain employed by US Airways on July 17, 2012. Notwithstanding the foregoing, your supplemental pension benefit will vest and you will be entitled to the entire benefit under paragraph 1 if your employment terminates following a Change of Control. For purposes of this paragraph, "Change of Control" shall have the meaning set forth in the severance agreement between you and US Airways dated June 26, 2002, as amended from time to time.

     7.   Your benefits hereunder shall be accrued, but unfunded and unsecured.

     8. This letter may be amended or supplemented at the request of either party hereto to clarify its application with respect to any future pension plan which US Airways may adopt replacing or supplementing its existing plans. Any such amendment or supplement will be prepared on the basis of the intent of the parties that US Airways is seeking to provide you with supplemental pension benefits as determined in paragraph 1 above.

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Mr. Alan W. Crellin
July 17, 2002
Page 4

     If you concur in the foregoing, please indicate your agreement by signing a copy of this letter in the space provided below.

                                        US AIRWAYS, INC.

                                        ----------------------------------------
                                        Jennifer C. McGarey
                                        Vice President, Deputy General Counsel &
                                        Secretary

Agreed:

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Alan W. Crellin